Pricing Supplement Dated January 12, 1996                   Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers
Principal Amount:            $200,000,000
Agent's Discount
  or Commission:             $350,000
Net Proceeds to Company:     $199,650,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  1/18/96
Maturity Date:               1/20/98
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each January 20, April 20, July 20, October 20,
                        however, the first interest reset date will be
                        January 18, 1996.  The final reset date will be
                        October 20, 1997.
Interest Payment Dates: Each January 20, April 20, July 20, October 20,
                        commencing April 20, 1996 and ending
                        January 20, 1998.
Index Maturity:         3 Months
Spread (+/-):           +.075%

Day Count Convention:
      /X/ Actual/360 for the period from  1/18/96 to 1/20/98
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated